                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 31st day of July, 1998 by and between Jer-Neen Manufacturing Co., Inc. (the "Employer") and James F. Pfau (the "Executive").

                              W I T N E S S E T H :

WHEREAS, the Employer is a wholly owned subsidiary of Bio-Vascular, Inc.
("BVI");

WHEREAS, BVI formed the Employer with the name Jer-Neen Acquisition, Inc. in order to facilitate the merger of Jer-Neen Manufacturing Co., Inc. ("Jer-Neen") with and into the Employer (the "Merger) in accordance with the terms of that certain Acquisition Agreement and Plan of Reorganization by and among BVI, the Employer, Jer-Neen, George Nelson, Jr., Ronald Breckner, James Pfau, Willard Sykes and Catherine Sykes (the "Merger Agreement");

WHEREAS, the name of the Employer was changed to Jer-Neen Manufacturing Co., Inc. in accordance with the terms of the Merger Agreement;

WHEREAS, the Executive was previously employed by Jer-Neen and the Employer desires to secure the services of the Executive for and on behalf of the Employer on the terms and subject to the conditions set forth herein; and

WHEREAS, each of the parties acknowledge that they are receiving good and valuable consideration for entering into this Employment Agreement and Executive acknowledges that this Employment Agreement, including the covenant not to compete set forth hereinbelow, was negotiated between the parties hereto and that Executive has received bargained for consideration in accordance with the terms of the Merger Agreement including, without limitation, consideration for his shares of Jer-Neen stock and other benefits resulting to Executive from the terms and conditions of such employment, in exchange for entering into this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                               EMPLOYMENT AND TERM

1.1 EMPLOYMENT. Upon the terms and subject to the conditions herein contained, the Employer hereby employs the Executive as President, and the Executive hereby accepts such employment.

1.2 TERM. Except as otherwise provided in this Agreement, the original term of this Agreement shall be three (3) years, commencing on the 31st day of July, 1998 (the "Commencement Date") and ending on the 30th day of July, 2001 (the "Original Term")
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whereupon this Agreement shall terminate and, except as otherwise provided herein, neither the Employer nor the Executive shall have any further rights, duties, privileges or obligations hereunder.

                                   ARTICLE II.

                                  COMPENSATION

2.1 BASE SALARY. In exchange for the provision of services, the Executive shall receive a salary in the amount of One Hundred Thirty-two Thousand and 00/100 Dollars ($132,000.00) (the "Base Salary") payable in accordance with the Employer's customary wage payment policies and practices for all Executives. The Base Salary will be reviewed annually and may be adjusted, as approved by the Board based upon criteria normally relevant to salary adjustments including, without limitation, the Executive's performance, on the anniversary of the Commencement Date.

2.2 CASH INCENTIVE BONUS. As an incentive to performance, Executive will be eligible to earn an annual bonus of up to twenty percent (20%) of the Executive's Base Salary for each calendar year in accordance with the criteria provided in Exhibit A to this Agreement. The criteria in Exhibit A may be adjusted from time to time by the Board in its sole discretion but upon consultation with the Executive. The Board shall provide such earned bonus payment for each fiscal year by December 31 of the next fiscal year. The Executive's eligibility for a cash incentive bonus in accordance with the terms of this Section 2.2 shall commence with the Employer's fiscal year beginning on November 1, 1998. Executive will also be eligible to earn an annual bonus for the fiscal year ending October 31, 1998 in accordance with the terms and conditions of Jer-Neen's annual bonus program, provided, that the determination of the Executive's entitlement to such bonus shall be made by the Chief Executive Officer of BVI.

2.3 BENEFITS. Executive shall be entitled to participate in any profit sharing plan, life insurance, health insurance, dental insurance, disability insurance or any other fringe benefit which the Employer may from time to time make available to its Executives. Any additional fringe benefits to Executive shall be determined and approved by the Board of Directors of Employer in amounts that are commensurate with services rendered.

2.4 VACATION. The Executive will be entitled to earn fifteen (15) business days of annual vacation proratably throughout the year beginning on the commencement date. It is acknowledged that in computing the years of service to Employer for purposes of the Employer's vacation policy, Executive has been given credit for his previous four (4) years of service with Jer-Neen. Any increases in Executive's paid annual vacation shall be in conformity with the currently existing vacation policy of the Employer.

2.5 SEVERANCE PAYMENT AND BENEFITS UPON TERMINATION. In the event that Executive's employment is terminated by the Employer for reasons other than (i) cause as

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defined in Paragraph 4.1 of this Agreement, or (ii) a change in control as defined in the Change in Control Agreement attached hereto as Exhibit B (the "Change in Control Agreement"), the Executive shall receive:

         (a) a cash severance payment equal to the difference between the amount of Base Salary the Executive was actually paid between the date of this Agreement and the date of the Executive's termination of employment, and the total amount of Base Salary that Executive was entitled to receive pursuant to the terms of this Agreement if the Executive were employed for the full amount of the Original Term (the "Termination Payment"). This Termination Payment will be payable in equal payments during the period between the date of the Executive's termination and the expiration of the Original Term (the "Severance Term") in accordance with the Employer's customary wage payment policies and practices and shall be subject to federal and state tax withholding and FICA.

         (b) The Employer will also provide to the Executive, at the Employer's expense, group medical and dental insurance during the Severance Term in an amount equal to that portion of such benefits that the Employer paid the Executive for such benefits immediately preceding the date of the Executive's termination (the "Employer Contribution Amount"), it being acknowledged and agreed that such Employer Contribution Amount will be paid directly to the Employer's insurer for any such benefits to be paid during the first eighteen months following the date of termination of Employment and, if necessary, directly to the Executive thereafter.

         (c) In addition to the group medical and dental paid to Executive during the Severance Term, subject to the condition that the Employer's disability insurance plan permits such participation by the Executive, the Employer will provide to the Executive during the Severance Term, at the Employer's expense, in an amount equal to the Employer Contribution Amount, group disability insurance. However, nothing herein obligates the Employer to modify or amend in any manner whatsoever its disability insurance plan to accommodate the Executive, although the Employer may make such modifications or amendments, at its sole discretion, if it is consistent with the Employer's developing employment policies.

         (d) In addition to the group medical, dental and disability benefits paid to the Executive during the Severance Term, subject to the condition that the applicable Employer's plans permit such participation by the Executive, the Employer will provide to the Executive, at the Employer's expense, in an amount equal to the Employer Contribution Amount, group medical, dental, life and disability insurance for the period between the expiration date of the Severance Term and the later date of (i) the third anniversary of the date of the termination of the Executive's employment or (ii) the date the Executive has attained age 62.

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                However, nothing herein obligates the Employer to modify or amend in any manner whatsoever its health, dental, life and disability insurance plans to accommodate the Executive, although the Employer may make such modifications or amendments, at its sole discretion, if it is consistent with the Employer's developing employment policies.

Notwithstanding any other provision of this Section 2.5, in the event the Severance Term is less than six (6) months and the employment of the Executive is terminated as provided in the first paragraph of this Section 2.5, the Executive shall receive (i) six (6) months of Base Salary as of the date of termination of employment in equal payments over the six month period in accordance with the Employer's customary wage payment practices and policies, and (ii) six (6) months of group medical, dental and disability insurance at the Employer Contribution Amount.

It is specifically acknowledged and agreed that (i) in the event Executive resigns, Executive shall not be entitled to any Termination Payment, and (ii) in the event Executive's employment is terminated by the Employer for any reason, Executive shall not be entitled to a pro-rata cash incentive bonus as provided in Section 2.2 of this Agreement.

In consideration for the payments provided in this Section 2.5, Executive agrees to execute a release of any and all claims against the Employer, at the time of termination of the Executive's employment, the release to be in such reasonable form as prepared by the Employer.

2.6. RESTRICTED STOCK COMPENSATION. The Employer hereby grants to the Executive that number of shares BVI common stock as determined by (a) multiplying the Executive's Base Salary on the Commencement Date by 10%, then (b) multiplying such amount by the sum of 3 plus the number of months remaining in fiscal year 1998 divided by 12, then (c) dividing such amount by the closing bid price (hereinafter, the "Stock Price") of BVI common stock on the Commencement Date. Such stock shall vest in four (4) installments on each of October 31, 1998, 1999, 2000 and 2001, as long as the Executive continues to be employed by the Employer. The number of shares to vest on October 31, 1998 shall be the product of (a) 10% of the Executive's Base Salary on the Commencement Date multiplied by
(b) the ratio of the number of months remaining in fiscal year 1998 by 12. The remainder of such stock shall vest in three (3) equal installments on October 31, 1999, 2000 and 2001. Such stock will contain such restrictions or other provisions as are applicable to other similarly circumstanced Executives issued restrictive stock as part of their compensation plans.

2.7.     STOCK OPTIONS.

         (a) The Employer hereby grants to the Executive an option to purchase that number of shares of BVI common stock as determined by (a) multiplying the Executive's Base Salary on the Commencement Date by 20%, then (b) multiplying such

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                amount by the sum of 3 plus the number of months remaining in fiscal year 1998 divided by 12, then (c) dividing such amount by the Stock Price of BVI common stock on the Commencement Date. Such option shall become exercisable in four increments on October 31, 1998, 1999, 2000 and 2001, as long as the Executive continues to be employed by the Employer. The number of shares to become exercisable on October 31, 1998 shall be determined by multiplying 20% of the Executive's Base Salary on the Commencement Date by a fraction, the numerator of which is the number of months remaining in fiscal year 1998, and the denominator of which is 12. The remainder of such options will become exercisable in equal installments on October 31, 1999, 2000 and 2001. The terms of the option will be governed by a separate stock option agreement to be delivered at the time the option is granted.

         (b) On the Commencement Date the Employer will grant to the Executive an option to purchase 7,000 shares of BVI common stock. The terms of the option will be governed by a separate stock option agreement to be delivered at the time the option is granted. The option shall become exercisable on the fourth anniversary of the Commencement Date, as long as the Executive is employed by the Employer on the fourth anniversary of the Commencement Date.

2.8. CHANGE IN CONTROL. The Executive shall be entitled to certain benefits upon a change in control as defined in and in accordance with the terms of the Change in Control Agreement attached hereto as Exhibit B.

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2.9 REIMBURSEMENT OF EXPENSES. The Employer shall reimburse the Executive for all reasonable, ordinary and necessary expenses incurred by him in the performance of his duties hereunder and the Executive shall account to the Employer therefor in the manner normally prescribed by the Employer for reimbursement of Executive expenses.

                                  ARTICLE III.

                               DUTIES OF EXECUTIVE

3.1 SERVICES. The Executive shall perform all duties and obligations charged to the Executive by the Board of Directors of the Employer, as the same may be determined from time to time, provided, however, that it is acknowledged and agreed that the President and Chief Executive Officer of BVI shall direct the Executive's day-to-day activities. The Board shall assure adequate time, resources and authority for the Executive to achieve goals mutually agreed upon by the Employer and the Executive.

3.2 TIME AND EFFORT. The Executive shall devote his full time and effort to the business of the Employer, provided, however, that Executive shall be allowed to continue to serve as both (i) a member of an advisory group for U.M.C., Inc., a private machine shop and (ii) a director of INNOVATIVE CUISINE, INCORPORATED d/b/a FIVE STAR FOOD BASE COMPANY. The Executive shall perform the duties and obligations required of the Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

3.3 ARTICLES AND BY-LAWS. The Executive shall act in accordance with and so as to abide by the Articles of Incorporation of the Employer, the Bylaws of the Employer and all decisions of the Board of Directors of the Employer.

3.4 CONFIDENTIALITY AND LOYALTY. Executive acknowledges that, during the course of his employment he has produced and may produce and have access to material, records, data and information not generally available to the public ("Confidential Information") regarding the Employer, its customers and affiliates. Accordingly, during and subsequent to the termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such confidential information, except to the extent authorized in writing by the Employer, or as required by law or any competent administrative agency or as otherwise is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement. Upon termination of his employment under this Agreement, Executive shall promptly deliver to the Employer (i) all records, manuals, books, documents, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of Employer or which relate in any way to the customers, business, practices or techniques of the Employer and (ii) all other property of Employer and Confidential Information which in any of these cases are in his possession or

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under his control. Executive agrees to abide by the Employer's reasonable policies as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer.

3.5 COVENANT NOT TO COMPETE. In exchange for the consideration (i) received by the Executive in accordance with the terms of the Merger Agreement and (ii) given by Employer to Executive pursuant to this Agreement, specifically including, but not limited to, the Severance Payment provided in Section 2.5 of this Agreement, Executive agrees, represents to and covenants with the Employer that during the period of Executive's employment by or with Employer, and for the longer of (i) a period of one (1) year immediately following the termination of Executive's employment with Employer under this Agreement or otherwise, and
(ii) ten (10) years following the Closing Date (as such term is defined in the Merger Agreement), for any reason whatsoever, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, Employer, partnership, corporation or business of whatever nature violate the noncompetition covenants of Article IX of the Merger Agreement, which are hereby incorporated by reference in this Agreement in their entirety.

3.6. CREATIONS. Subject to Executive's rights under Minnesota Statutes ss. 181.78, Executive hereby agrees that every idea, concept, invention and improvement (whether patented or not) conceived by Executive and all copyrighted or copyrightable matter created by Executive that relates to the Employer's business (collectively, "Creations") shall be the property of the Employer (or its designee). Executive shall communicate promptly and disclose to the Employer, in such form as the Employer may request, all information, details and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Employer, shall be a "work for hire" as defined in 12 U.S.C. ss. 101 and the Employer shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

Executive shall execute and deliver to the Employer such formal transfers and assignments and such other documents as the Employer may request to confirm and protect the Employer's rights hereunder. Any idea, copyrightable matter or other property relating to the Employer's business and disclosed by Executive or discovered by the Employer prior to the first anniversary of the date of the Executive's termination of employment (the "Termination Date") shall be deemed to be governed hereby unless proved by Executive to have been first conceived and made after the Termination Date.

3.7 CONFIDENTIALITY AND INSIDER TRADING AGREEMENTS. Concurrently with the execution of this Agreement, Executive agrees to execute and deliver to the Employer (i) the Executive Patent and Confidential Information Agreement and
(ii) the Statement of Policy regarding Insider Trading attached hereto as Exhibits C and D, respectively.

3.8 REMEDIES. Executive agrees and understands that any breach of any of the covenants

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or agreements set forth in this ARTICLE III of this Agreement will cause the
Employer irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies Employer may have under this paragraph, Executive consents to the issuance of an injunction in favor of the Employer enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce or modify the scope, duration and/or area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.

                                   ARTICLE IV.

                                   TERMINATION

4.1 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Employer shall have the right to terminate the employment of the Executive upon the occurrence of any of the following events:

         (a) The commission in the course of the Executive's employment by the Employer of any fraudulent act;

         (b) Conviction of a felony (from which, through lapse of time or otherwise, no successful appeal shall have been made) whether or not committed in the course of his employment by the Employer;

         (c) The willful refusal to carry out reasonable instructions of the Board; provided, however, that the Executive may only be discharged after he shall have been given 30 days written notice setting forth his alleged deficiencies and that he shall not, within such 30-day period, have ceased or otherwise cured the activity or activities or omission constituting the grounds for termination;

         (d) The willful disclosure of any trade secrets or confidential corporate information of the Employer or BVI to persons not authorized to know same, unless such disclosure is required by any law or court order or similar process; and

         (e) Inability of the Executive to perform the essential functions of his duties in accordance with the terms of this Agreement, with or without reasonable accommodation.

Where the employment of the Executive is terminated pursuant to this Article IV,
Section 4.1 of this Agreement, such termination shall be effective upon the delivery of notice thereof to the

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Executive.

4.2 DEATH OF EXECUTIVE. In the event of Executive's death during the term of this Agreement, this Agreement and the Employer's and the Executive's rights and obligations under this Agreement shall terminate.

4.3 RESIGNATION OF EXECUTIVE. Executive may resign at any time for any reason upon sixty (60) days advance written notice to the Chairman of the Board of Directors provided that the Employer's obligations to the Executive, pursuant to the terms of this Agreement, shall cease on the date the Executive's termination is effective.

4.4. SURVIVING RIGHTS. Notwithstanding the termination of the Executive's employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

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                                   ARTICLE V.

                            SETTLEMENT BY ARBITRATION

5.1 Arbitration Employer and Executive agree that any claim or controversy that arises out of or relates to this Agreement, or the breach of it by either party, will be settled by arbitration in the City of St. Paul, Minnesota in accordance with the rules of the American Arbitration Association.

                                   ARTICLE VI

                                 INDEMNIFICATION

6.1 INDEMNIFICATION. Executive shall be entitled to indemnification and advancement of expenses by reason of Executive's status with the Employer to the fullest extent permitted under the laws of the State of Minnesota and the Articles of Incorporation and bylaws of the Employer, and likewise, shall be entitled to indemnification and advancement of expenses by reason of Executive's status with Employer to the fullest extent permitted under the laws of the State of Minnesota and Articles of Incorporation and bylaws of Employer. The Employer represents to the Executive that as of the date hereof there is no provision of the Articles of Incorporation or bylaws of the Employer that prohibits or limits indemnification or advances of expenses or imposes conditions on indemnification or advances of expenses in addition to the conditions set forth in Minnesota law.

                                  ARTICLE VII.

                               GENERAL PROVISIONS

7.1 NOTICES. All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

         (a)      If to the Employer, to:       M. Karen Gilles
                                                Bio-Vascular, Inc.
                                                2575 University Avenue
                                                St. Paul, MN  55114-1024

                  With a copy to:               Richard A. Hoel, Esq.
                                                Winthrop & Weinstine
                                                3000 Dain Rauscher Plaza

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                                                60 South 6th Street
                                                Minneapolis, MN  55402-4430

         (b)      If to the Executive, to:      James F. Pfau
                                                1788 Fremont Avenue South
                                                Minneapolis, MN  55403

                  With a copy to:               David R. Busch
                                                1100 International Centre
                                                900 Second Avenue South
                                                Minneapolis, MN  55402

7.2 WAIVER, MODIFICATION OR AMENDMENT. No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not effect, or impair any right arising from, any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as hereinbefore set forth.

7.3 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto in respect of transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.4 INTERPRETATION AND SEVERANCE. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

7.5 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

7.6 SUCCESSORS AND ASSIGNS/OBLIGATIONS OF EMPLOYER. This Agreement shall be binding upon the Employer and its successors and assigns and shall inure to the benefit of the Executive and the Executive's heirs, executors and administrators.

7.7 IDENTICAL COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

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7.8 BVI GUARANTEE. BVI guarantees any and all obligations of the Employer in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       JER-NEEN MANUFACTURING CO., INC.


                                       By ___________________________
                                       Its __________________________

                                       BIO-VASCULAR, INC.


                                       By ___________________________
                                       Its __________________________


                                       EXECUTIVE:

                                       _______________________________
                                       James F. Pfau

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                                                                       EXHIBIT A


Allocation of Annual Cash Incentive to be paid to Executive in accordance with
Section 2.2 of Executive's Employment Agreement to which this Exhibit A is attached hereof.

                                                                   PERCENT
                                                                   ALLOCATION

Achievement of Personal Management by Objectives
("MBO") Goals as determined by the Employer                            20%

Employer Performance Goals:

         Operating Income                   40%
         Net Revenue                        40%                        80%
                                            ---                        ---

Total Allocation                                                      100%
                                                                      ===
For example, without limitation, assuming a Base Salary of $100,000 and the Board determines that Executive has met all his MBO goals and the Employer has met its Operating Income and Net Revenue goals, then Executive would receive $20,000 ($100,000 X 20%). However, if the Board determines that the Executive has met all his MBO goals, and the Employer has not met 100% of its Operating Income and its Net Revenue goals, the Executive would receive $4,000 ($100,000 X 20% X 20%), only that incentive due related to MBO's. Likewise, if the Board determines that the Executive has met only 75% of his MBO goals (and the Employer has not met either of its Performance Goals) the Executive would receive $3,000 (100,000 x 20% x 20% x75%).

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